UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/13/2013

Gold Resource Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34857

Colorado	841473173
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2886 Carriage Manor Point
Colorado Springs, CO 80906
(Address of principal executive offices, including zip code)

(303) 320-7708
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 13, 2013, the Board of Directors of Gold Resource Corporation (the "Company") approved a form of indemnification agreement (the "Agreement") to be entered into with the directors and officers of the Company. The form of the Agreement is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein. The Company anticipates that it will enter into a substantially similar agreement with each of the current directors and officers and any future directors and officers of the Company. The form of the Indemnification Agreement provides that, subject to exceptions specified in the Agreement, the Company will indemnify the indemnitee to the fullest extent permitted by applicable law with respect to certain expenses and liabilities incurred by the indemnitee or on the indemnitee's behalf by reason of the indemnitee's Corporate Status (as defined in the Agreement) in connection with a Proceeding (as defined in the Agreement). The Company will also, subject to certain exceptions and repayment conditions, advance to the indemnitee certain expenses incurred in connection with a Proceeding. The rights of each person who is a party to the Agreement are in addition to any other rights such person may have under applicable law, the Company's Articles of Incorporation or Amended and Restated Bylaws, any other agreement, a vote of its shareholders, a resolution adopted by the Board of Directors or otherwise. The foregoing description of the form of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, filed herewith and incorporated by reference as described above.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

10.1        Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gold Resource Corporation

Date: December 18, 2013	By:	/s/ Jason D. Reid
Jason D. Reid
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Form of Indemnification Agreement